Exhibit (b)(12)

Eleventh Amendment to Credit Agreement
This Eleventh Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of March 20, 2020, between Alpha Core Strategies Fund, a Delaware statutory trust (the “Borrower”), and Bank of Montreal, Chicago Branch (the “Lender”).
Preliminary Statements
A.          The Borrower and the Lender are parties to that certain Credit Agreement dated as of February 29, 2012, as amended (the Credit Agreement, as in effect on the date hereof, being referred to herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.          The Borrower has requested that the Lender make certain amendments to the Credit Agreement, and the Lender is willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.          Amendment.

Upon the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1           Section 1.6 of the Credit Agreement shall be and hereby is amended by inserting a new clause (c) immediately after clause (b) to read in its entirety as follows:
(c)(i)          LIBOR Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of any of the following (each a “LIBOR Transition Event”):
(A)          a public statement or publication of information by or on behalf of the administrator of the LIBOR Quoted Rate announcing that such administrator has ceased or will cease to provide the LIBOR Quoted Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Quoted Rate;
(B)          a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Quoted Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Quoted Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Quoted Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Quoted Rate, which states that the administrator of the LIBOR Quoted Rate has ceased or will cease to provide the LIBOR Quoted Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Quoted Rate;
(C)          a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Quoted Rate announcing that the LIBOR Quoted Rate is no longer representative; or
(D)          (1) a determination by the Lender that at least ten (10) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the LIBOR Quoted Rate, a new benchmark interest rate to replace the LIBOR Quoted Rate, and (2) Lender has notified Borrower in writing that Lender elects to amend this Agreement as provided below;
then Lender may amend this Agreement to replace the LIBOR Quoted Rate with a Benchmark Replacement.  Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Lender has provided such proposed amendment to the Borrower without any further action or consent of the Borrower.
(ii)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement). Any such changes may be included in and will be become effective pursuant to any amendment described in subparagraph (i), above.
(iii)          Alternative Base Rate Loan Until Benchmark Replacement is Selected.  Commencing on the occurrence of a LIBOR Transition Event and until the Benchmark Replacement has been selected in the manner described herein, the Loan shall bear interest with reference to the Base Rate.

1.2.          The defined terms “LIBOR Quoted Rate” and “Termination Date” set forth in Section 4.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:
“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.
“Termination Date” shall mean March 19, 2021, or such other date on which the Commitment shall terminate as provided in this Agreement.
1.3.          Section 4.1 of the Credit Agreement shall be amended by adding the following defined terms in the appropriate alphabetical order therein, each such defined term to read as follows:
“Agreement” means this Credit Agreement entered into as of the date hereof by and among Strategies Fund, Long/Short Fund and Lender, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Government Body), plus (b) the spread adjustment (which may be a positive or negative value or zero), in each case selected by Lender after giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Government Body, and (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Quoted Rate for U.S. dollar-denominated syndicated or bilateral credit facilities; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Relevant Government Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website
1.4.          Section 7.20(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(b)          Maximum Net Loss.  No Borrower shall, as of the last day of each calendar month, permit its Net Asset Value (after giving effect to adjustments for any redemptions or subscriptions made during the twelve month period ending on such calendar month) to decrease by more than 15% from the such Borrower’s Net Asset Value as of the last day of the corresponding month from the preceding calendar year.
1.5.          Section 7.20(c) of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(c)          Maximum Monthly Loss.  No Borrower shall, as of the last day of each calendar month, permit its Net Asset Value (after giving effect to adjustments and redemptions during such month) to decrease by more than 7.5% of such Borrower’s Net Asset Value as of last day the preceding calendar month.
Section 2.          Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
2.1.          The Borrower and the Lender shall have executed this Amendment.
2.2.          The Lender shall have received a certificate of good standing for the Borrower (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the office of the Delaware Secretary of State.
2.3.          Legal matters incident to the execution and delivery of this Amendment by the Borrower and to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel.
Section 3.          Representations.
In order to induce the Lender to execute and deliver this Amendment, the Borrower hereby represents to the Lender as of the date hereof after giving effect to the Amendment that:
(a)          the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lender);

(b)          the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment;
(c)          there has been no amendment, modification, supplement or restatement to the Borrower’s Organizational Documents on file with the Lender and such Organizational Documents are in full force and effect on the date hereof; and
(d)          the resolutions of the Borrower delivered to the Lender in connection with the Credit Agreement have not been amended, modified, supplemented or revoked and such resolutions are in full force and effect on the date hereof.
Section 4.          Miscellaneous.
4.1.          Except as specifically amended herein and in the prior amendments, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, any Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.          This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by the internal laws of the State of Illinois.
4.3.          The Borrower agrees to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Lender.
[Signature pages to Follow]

This Eleventh Amendment to Credit Agreement is entered into as of the date and year first above written.

Alpha Core Strategies Fund

By:	/s/ Jeffrey R. Buth
Name:	Jeffrey R. Buth
Its:	CFO, 50 South Capital Advisors, LLC, as Investment Manager

Accepted and agreed to.

Bank of Montreal, Chicago Branch, as Lender

By:	/s/ Kathryn K. Huszagh
Name:	Kathryn K. Huszagh
Its:	Assistant Vice President

[Signature Page to Eleventh Amendment Credit Agreement (Strategies Fund)]